Exhibit 99.14

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 29, 2020, with respect to the financial statements and financial highlights of the Aberdeen Global Absolute Return Strategies Fund, a series of Aberdeen Funds, and Aberdeen Total Return Bond Fund, a series of Aberdeen Investment Funds, incorporated herein by reference, and to the references of our firm under the headings “Financial Statements” and “Financial Highlights” in the Combined Proxy Statement/Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 23, 2021